Exhibit 99.2

Operator

Good afternoon, ladies and gentlemen. And welcome to SonicWALL’s first quarter 2005 earnings conference call. [OPERATOR INSTRUCTIONS] Also, today’s conference is being recorded. With that, I would now like turn the conference over to our host, Ms. Denise Franklin, SonicWALL’s Director of Investor Relations.

Denise Franklin - SonicWALL Inc. — Director of IR

Good afternoon. First, I would like to provide a word of caution regarding forward-looking statements that you may hear on the call. In the course of today’s conference call, we may make forward-looking statements or projections about our future performance. Forward-looking statements include, without limitation; statements regarding guidance for the second quarter of 2005; our expected GAAP and non-GAAP diluted earnings for the second quarter of 2005; our entry into new growth markets; the ability of our channel partners to grow their business; the market acceptance of our unified threat management solutions; the ability to update securities solutions as part of an ongoing service relationship; our ability to provide comprehensive subscription service offerings across all platforms; our backlog of hardware products; our continuing increase in deferred revenue from subscription services; our ability to provide comprehensive threat protection to various market segments that we service; and our optimism about our business for the remainder of the calendar year 2005.

We must caution you, however, that there are inherent risks and uncertainties in any statement about the future; and actual results may differ materially from those projected in the forward-looking statements. For a detailed description of the risks and uncertainties that could cause our actual results to differ materially from those anticipated in the forward-looking statements, please see the risk factors described in our Securities & Exchange Commission filings, including our annual report on form 10-K as amended for the year ended December 31st, 2004; and on form 10-Q for subsequent periods.

SonicWALL assumes no obligation to update any forward-looking statement. In addition, we may present non-GAAP information during the course of this conference call. Our earnings press release, which is available on the newsroom and investor relations sections of our website, includes the GAAP financial information that is most directly comparable to the non-GAAP financial information, as well as reconciliation between the two sets of information.

Now, I would like the turn the call over to Matt Medeiros, our President and CEO, who will review financial and business highlights during the first quarter. Following Matt’s remarks, our CFO, Rob Selvi , will take you through the detailed financial results and the guidance for the second quarter. Then Matt will conclude with actions we are taking in 2005 to continue our business performance and financial strength. Then we’ll open the call to questions. Matt?

Matt Medeiros - SonicWALL Inc. — President, CEO

Thanks, Denise. Good afternoon. Our first quarter results of $31.8 million in revenue, led by strength in our subscription services, are continued evidence that SonicWALL is at the fore front of the changing dynamics in the security industry. The market recognizes that security has evolved beyond the perimeter firewall. Customers are demanding dynamic updates of their security solutions, and have embraced the subscription services model for those updates. Channel partners are a critical component in keeping security current based on their own ongoing relationships with end customers. Our business is benefiting because we continue to add subscription services to our offering. We are bundling these services so that it is easy and affordable for our customers to protect themselves with our increasingly comprehensive security solutions. We are meeting customer demand for continuous and dynamic updates with our Threat Management Center.

We are providing our channel partners with an opportunity to participate in high growth markets like security outsourcing. This is accomplished by combining SonicWALL’s hardware products, integrated software and subscription services. Our Global Management System gives our partners the ability to enable and enforce security policies remotely. As of today — as a result, today, we are the number one provider of unified threat management solutions, where multiple security features are incorporated into a single platform.

All of our fourth generation products that we have shipped in the last 6 months, over 185,000 units to date, are unified threat management capable. By contrast, there are significant competitors in the security industry today who don’t offer unified threat management. The few who say they do, but only provide unified threat management on a limited number of offerings at a significantly higher price point than SonicWALL. In addition to unified threat management, all of our products today can run anti-spyware, content filtering and desktop antivirus; they are all managed by our Global Management System. This means every one of our customers, from small business owners to large enterprise, receive the same level of best in class protection.

In the first quarter, we added dynamic spyware prevention to our unified threat management solution. We introduced the PRO 1260 Enhanced, a 24-port LAN switch with port-level security. The enhanced port-level security feature allows each port to be configured into a custom security zone with its own individual firewall and security policies. We also introduced the TZ 150 wireless, the first sub-$500 unified threat management solution, capable of deep packet inspection of both wired and wireless traffic at the gateway.

The growth in sales of our subscription services underscores our strategy’s validity and consistency. We have moved from a perimeter firewall provider to a leader in integrated network security, mobility, and productivity solutions. Our customers recognize that subscription services are the only way to keep their networks protected.

In the first quarter, license and services revenue, made up largely of subscription services, grew for the tenth quarter in a row. License and services revenue grew 49% over the same quarter a year ago, and 9% sequentially. Deferred revenue grew 50% over the same quarter a year ago, and 8% sequentially.

Sales of our unified threat management bundle of services, which includes Gateway Ant-Virus, Intrusion Prevention and Anti-Spyware, grew 57% sequentially. Sales of our comprehensive security bundle, which consists of the unified threat management features and content filtering for our TZ product line, grew 136% sequentially. This strength in subscription services, along with richer mix of higher-margin hardware sales, increased our pro forma gross margin in the first quarter to 74%, compared to 71% in the previous quarter.

Our hardware business continues to be healthy. We ended the first quarter of 2005 with lower channel inventories. We entered Q2 with a healthy backlog of orders for hardware products, and we continue to make progress in winning large deployment of our platforms with major customers. Having said that, product revenue has been affected by some of the changes that we have made to our product portfolio and our channel of bundle — and with our channel, by bundling our products. For example, we more than doubled the unit sales of our TZ 150 over the prior quarter. This product is an ideal solution for our managed security service providers and ISPs. While the TZ 150 enjoys a higher percentage of gross margin than our previous entry-level products, it also has lower ASP.

Our OEM relationship with our competitors, Cisco and 3COM, have expired. As a result, OEM revenue decreased approximately $800,000, compared to first quarter of 2004. Our strategy of bundling subscription services continues to be successful, and as a large — as a result, a larger percentage of each solution sold is now software and is booked to deferred revenue and recognized ratably. In the past, a larger percentage would have been recognized in the hardware revenue line.

Our powerful, easy-to-use and affordable solutions are driving customers worldwide to choose SonicWALL. Let me tell about a few of the customer wins. Spencer Gifts purchased PRO 5060s for their headquarters, and 650 TZ 170SPs for their retail outlets in the United States and Canada. They chose SonicWALL because of our Global Management System, our hardware high-availability failover capabilities and our price performance.

The Cheesecake Factory, a restaurant chain in the United States, chose our PRO 5060 with distributed wireless and our Global Management System. They are now providing secure wireless connectivity to their customers and employees at all Cheesecake Factory and Grand Lux Cafe restaurants. They relied to SonicWALL because of the ability to manage their appliances from a central location using Global Management System, and because the unified threat management software solution that we provide.

Our partners are also competing in the security outsourcing market. Busi-soft is managing security solutions for the health care industry in Australia. One deployment, for example, includes PRO 5060s and 4060s with our Content Security Manager 2100 at the core of the data center at Busi-soft. At the customer sites, they’ve deployed TZ 170s with our complete unified threat management software offerings and content filtering.

Health Business Systems, near Philadelphia, Pennsylvania, is managing security for the retail pharmacies to help them with meet requirements of HIPPA. They are deploying SonicWALL TZ 170SPs and SPWs with integrated analog modem and failover capabilities. All of these units are utilizing unified threat management software.

Another of our partners is managing security at many of the schools in the Minister of Industry — or of the of Minister of Education for a major western European country. The Minister of Education chose SonicWALL because of the ability for the partner to remotely manage their security with our Global Management System. The partner has deployed PRO 5060s and PRO 2040s. All of these are utilizing content filtering and unified threat management.

The largest provider of medical information in Australia and New Zealand is managing TZ 170s at over 300 sites for medical practitioners. They needed encrypted access to medical information. And they chose our solution because of Global Management Systems. With that, I would like to turn the call over to Rob Selvi for more detailed financial information. Rob?

Rob Selvi - SonicWALL Inc. — CFO

Okay. Thanks, Matt. Good afternoon, everyone. Please be aware that the following information includes pro forma results, which exclude amortization of purchase technology and costs of goods sold; amortization of intangible assets and operating expenses; restructuring charges and stock-based compensation expense. Please see our financial press release for the first quarter located on our website, and included with the Form 8-K filed earlier today with the SEC, for reconciliation of pro forma or non-GAAP numbers back to GAAP numbers.

Before I begin the detailed financial review, I’d like to take a moment to mention that the restatement of our 2004 financial statements is nearly completed. The restated 2004 10-K and quarterly reports on form 10-Q for the first three quarters of 2004 are being filed with the SEC today. The over accrual in the 2004 bonus and commission plans, as we’ve mentioned previously, caused us to overstate costs and expenses by approximately $1.1 million, and under report earnings by $0.02 per share for the full year. I won’t go into the detailed breakout by quarter at this time, but the bulk of the impact occurred in the third and fourth quarters. Now, I will review the results for the first quarter.

Total first quarter revenue at $ 31.8 million, was relatively flat on both the year-over-year basis and sequentially. Product revenue at $18.2 million was down 20% year over year and 7% sequentially. Factors contributing to the year-over-year decline include the reduction in OEM business, the changes in the total amount and mix of revenue units, and an increase in the deferred revenue carve-out associated with subscription bundles. Factors contributing to the decline sequentially include a reduction in the total number of revenue units shipped and a change in the mix of revenue units. We left the quarter with reduced channel inventories and increased hardware backlog over the prior quarter. In total, we shipped approximately 37,000 revenue units in the quarter, bringing the total number of units shipped to date to approximately 640,000.

License and service revenue at $13.6 million, was up 49% year-over-year and 9% sequentially. Factors contributing to the growth and license in service revenue were the growth in our unified threat management, content filtering and gateway security subscription products, along with the growth in support and maintenance services.

On a percentage basis, international sales represented 33% of total revenue. Breaking that down further, our European business contributed 19%,; Asia Pacific and Japan, 12%; and 1% was contributed from other regions of the world.

As Matt explained, gross margin at 74% was higher due to continued strength in subscription service sales and a more favorable mix of higher- margin hardware products.

Operating expenses benefited from lower salary and related expenses and lower travel expenses, in comparison to our original expectations for the quarter. Specifically, pro forma operating expenses were $21.2 million in the first quarter, compared to $21.1 million in Q4 2004, and $21.2 million in the same period last year. Total operating expenses represented 67% of revenue for the quarter. Operating expenses for research and development represented 17%; sales and marketing expenses represented 38% of revenue; and general and administrative expenses represented 11% of revenue.

At the end of the first quarter, total regular employee head count was 340.

Q1 tax expense of $121,000 was due to income tax provision related to income and foreign jurisdictions, and federal and state taxes reduced by tax benefits carried forward from prior periods.

GAAP net earnings for the first quarter were $1.7 million, or $0.02 per diluted share; compared to the GAAP net earnings of $1.5 million, or $0.02 per diluted share in Q4 2004; and compared to a GAAP net loss of $349,000 or a loss of $0.00 per share during the same period a year ago.

Pro forma net earnings for the first quarter were $3.4 million, or $0.05 per diluted share; compared to $3.1 million, or $0.04 per diluted share in Q4 2004; and compared to pro forma net earnings for the same period last year of $1.8 million, or $0.02 per diluted share. Earnings were ahead of our original guidance due to higher gross margin and lower operating expenses, as I mentioned earlier.

Now, I will review the balance sheet. Cash flow from operations was negative $1.4 million in the first quarter. Cash flow from operations was negative primarily due to an increase in accounts receivable. Accounts receivable increased to $19 million in the first quarter, from $14.2 million in Q4. Despite the build up, the quality of accounts receivable remains very solid.

DSOs increased to 54 days from 41 days in Q4 of 2004. For Q2 of 2005, we expect to manage DSOs in a range of 50 to 55 days.

SonicWALL spent approximately $29.9 million in the first quarter to repurchase 4.9 million shares under our share repurchase program. As of the end of the first quarter, this brings a total amount of repurchase shares to approximately 8.1million and $49.3 million against a total authorization of $75 million.

Our ending cash balance and short term investments stood at approximately $221.6 million.

Net inventories increased $300,000 sequentially to $2.5 million, and decreased approximately $350,000 from the same period last year. Annualized hardware inventory turns were at 10, total annualized inventory turns, including hardware and software were at 14.

Deferred revenue increased to $32.5 million, from $30.2 million in Q4 of 2004, and $ 21.7 million in the same period last year.

In the second quarter, we expect a normalization of gross margin and an increase in operating expenses due to the costs associated with annual worldwide partner and sales conferences, increased salary and related expense due to moderate head count growth, the impact of annual merit increases that went into effect in April, and increased variable expenses related to expected increase in revenue.

Our specific guidance is as follows — for the second quarter of 2005 we expect revenue of $33 to $34.5 million, and pro forma earnings per diluted share of $0.02 to $0.04 per share. On a GAAP basis, inclusive of a total of approximately $1.8 million in combined amortization of purchased intangibles and costs of goods sold, amortizations of intangible assets and operating expenses, stock-based compensation and restructuring charges, we expect earnings per diluted share of $0.00 to $0.02.

This is the only statement that SonicWALL will be giving during the quarter with respect to guidance, unless a decision is made to provide an update. With that, I will turn the call back over to Matt.

Matt Medeiros - SonicWALL Inc. — President, CEO

Thanks, Rob. A large portion of our success is attributable to our channel programs and partners. We heard directly from over 600 attendees at our worldwide partner conference in Las Vegas, held this April. They were uniform in their praise for our company, our products and the event. Our partners reviewed with us their growth plans for 2005.

In particular, we received high marks from our Managed Securities Service Provider Program introduced in the first quarter. Unlike some of our competitors, we do not manage this program ourselves. We enable our partners to generate recurring income by managing security solutions for a wide array of end customers. We do not compete with our channel partners. For example, in the UK, Blue River Systems is managing 500 SonicWALL solutions for over 120 small and mid-size customers. With their new Managed Security Service Provider Program, Blue River hopes to double the amount of solutions it sells and manages by this time next year.

Through the rest of the year, we will grow our existing business through our focus on unified threat management solutions, our Managed Security Service Provider Program and our wireless solutions. We will provide our channel with opportunities to reach high growth markets, such as secure content management and voice and video over IP with our deep packet inspection capabilities. Our strategy, centered on unified threat management, dynamic updates and security as an ongoing service relationship, is gaining momentum. We are optimistic because we enter the second quarter of 2005 with a healthy hardware backlog and a promising hardware pipeline. Additionally, our deferred revenue from subscription services sales continues to grow, representing a significant and predictable portion of our revenue at the beginning of each quarter.

I would like to thank our employees, partners, customers and shareholders for your continued support and confidence. With that, I would like to ask Paul, our operator, to open the call to questions.

Operator

[OPERATOR INSTRUCTIONS] Our first question comes from Mark Sue with RBC Capital Markets.

Mark Sue - RBC Capital Markets — Analyst

Thank you. I was hoping you could comment on the overall demand environment, your thoughts on growth for the industry. Also, if there are any changes on the competitive dynamics. And then, separately, just on gross margins — any thoughts on why gross margins will not further improve from the year? It seems like you’re hitting strides with your subscription model.

Matt Medeiros - SonicWALL Inc. — President, CEO

Thanks, Mark, appreciate the questions. Look, I think the competitive environment is somewhat constant, as we saw in Q4. Q1, though, we did have an opportunity with our full compliment of unified threat management software, so we were able to go off and sell, as you can see, quite a bit more subscription software, not only to the new customers in the hardware platforms that we sold this quarter, but also in the renewal base of our existing install base.

Relative to specifics on competition, again, I think that it’s still very consistent. We see the same players out in the marketplace as we did. We didn’t see too much in the way of pricing action going on with our partners this last quarter. I will tell you, though, that the quarter was not that linear. We, in fact, experienced, as you can see in our cash flow, we experienced a quarter that was heavily back-loaded to the last month — the last couple of weeks of the quarter.

Rob Selvi - SonicWALL Inc. — CFO

Mark, this is Rob. I will answer the question on gross margin. It is very much dependent on the mix of product versus license and service revenue, and of course, related cost. Product was a 65% gross margin performer in the first quarter, and the licensing service category was 85%. The reason that we don’t believe that will be necessarily true as we go forward here — although I agree with your comment that we’re hitting our stride with the licensing service or subscriptions business — it’s just that we would expect better performance on product, which will change the overall mix of revenue.

Mark Sue - RBC Capital Markets — Analyst

Got it. Lastly, just your thoughts on the number of new products that we should expect for the second half of the year?

Matt Medeiros - SonicWALL Inc. — President, CEO

Mark, we’ve always — we’ve committed this year that about 70% of our revenue would be generated from products less than 12 months old, and we’re staying with that commitment. We had two substantial product offerings, our anti spy-ware solution, and also, the 1260 Enhanced has, certainly, become a very important product in our product offerings. We’ll continue to introduce new products. We released a couple of ideas — and they will be shortly announced in the marketplace — at our worldwide event, and we certainly look forward to the continued promise behind new product introductions.

Mark Sue - RBC Capital Markets — Analyst

Thank you, gentlemen.

Matt Medeiros - SonicWALL Inc. — President, CEO

Thanks, Mark.

Operator

Our next question comes from William Becklean with Oppenheimer.

William Becklean - Oppenheimer — Analyst

Can you talk about the mix between the TZ and the PRO series?

Matt Medeiros - SonicWALL Inc. — President, CEO

We thank you for the question. We experienced the same level of percentage of both. We ran about 70% of our hardware coming from the TZ platform, 30% coming from the PRO platform. Within the PRO platform,,though, we saw a very unified approach to our sales. There wasn’t one dominant level of product; the 5060 did well, also the new 1260 with the enhanced software. It was good to see some level of unified sales across the entire PRO family.

William Becklean - Oppenheimer — Analyst

How important is wireless now, to the TZ line? Has that become a big part of the product line?

Matt Medeiros - SonicWALL Inc. — President, CEO

Wireless is an extremely important part of both product lines. The wireless with the TZ family is very important for entry level, pure wireless access points that want full security capability. But also SonicPoint — we saw a great success with SonicPoint this last quarter. One of the customers that I mentioned, Cheesecake Factory, is using two SonicPoints for each of the PRO products that they have installed in every one of their stores.

William Becklean - Oppenheimer — Analyst

Thanks, Matt.

Matt Medeiros - SonicWALL Inc. — President, CEO

Thanks, William.

Operator

Next question comes from Michael Tieu with Southwest Securities.

Michael Tieu - Southwest Securities, Inc. — Analyst

Just to clarify, quickly, on the gross margin again, when you expect to normalize, are you saying that it would probably go back to 71% gross margin blend you had in Q4?

Matt Medeiros - SonicWALL Inc. — President, CEO

Michael, this is Matt. We’ve said, throughout the entire — through our analyst day, and also last quarter — that we certainly hope to keep our gross margins right around the 70%, 71%-ish number. This quarter we certainly had an opportunity to increase that with the rate of subscriptions that we were able to sell. And I would hope, as Rob pointed out, that we could continue the same level of subscription sales as a ratio to our hardware sales. We know it is very important that we start to pick up the pace on the hardware platform side. We’ve put programs in place. We see evidence of that already taking shape in Q2. And I think the guidance we’re providing for you is a very strong view of continued success, at both subscription level — but far more hardware product revenue in the future.

Michael Tieu - Southwest Securities, Inc. — Analyst

Okay. But just a little more detail on that. The product margin was pretty decent this quarter. Do you expect that to improve? Or is it — do you expect it to decline?

Matt Medeiros - SonicWALL Inc. — President, CEO

I think, between our operational piece — our operational organization and our engineering organization, we’re still hoping that we’re continuing to engineer costs out of our product. I think the guidance we’ve given is the best — right now, is the best that we have, relative to future products.

Michael Tieu - Southwest Securities, Inc. — Analyst

Okay. If I can just — a little further on the operating expenses. I know you mentioned there is a lot of spending activities, as well as some increase in salaries. Do you expect absolute increases across the board, or is any leverage in any of those item lines?

Rob Selvi - SonicWALL Inc. — CFO

Yes, we expect increases in all three categories.

Michael Tieu - Southwest Securities, Inc. — Analyst

Okay. Thank you.

Matt Medeiros - SonicWALL Inc. — President, CEO

Thanks.

Operator

Our next question comes from Vikram Kaura with C.E. Unterberg, Towbin.

Vikram Kaura - C.E. Unterberg, Towbin — Analyst

Good afternoon. Two quick questions. First, Matt, you talked about the MSS provider program. Can you quantify for us where that program stands in terms of roll-out to your channel partners? And also, if there were any contributions from that program this quarter?

Matt Medeiros - SonicWALL Inc. — President, CEO

Vikram, we actually rolled out the product toward the end of Q4, and then again, we reemphasized it in Q1. We’ve had very good success with it, and it’s the leading reason why the TZ 150 product and 50 product is taking better shape in our TZ family today. We’ve had a great program, thus far, getting people first to understand what MSSP means to them;, not necessarily from the value of our products, but from their business model — how the resellers can make more money from it. This was, in fact, probably the highlight of our partner program. We carried out several break-out sessions on security practices, and this was the one that was far over-subscribed. I think, literally, all 600 attendees went through that particular break-out session. And talk about great success, at the real revenue line from the program in Q1.

Vikram Kaura - C.E. Unterberg, Towbin — Analyst

You had talked, previously, about signing several large ISPs under that program. Can you give us an update on that?

Matt Medeiros - SonicWALL Inc. — President, CEO

We have several large ISPs on the program. Again, this Q1 showed significant increase in the number of units, specifically with one of our ISP customers.

Vikram Kaura - C.E. Unterberg, Towbin — Analyst

Okay. And just finally, looking at the overall subscription opportunity; how should we think about in terms of penetration rates when looking at the deployed appliances out there? How much opportunity is there, just selling the subscription services?

Matt Medeiros - SonicWALL Inc. — President, CEO

Vikram, we really don’t give out that detailed piece of information. It is highly competitive, as you understand. What I can tell you is that, like with all new products that we go out with, we do a comprehensive upgrade program. We continue to ping every one of our customers on an ongoing basis, that don’t have the full compliment of our software. We have a very qualified selling program to do that.

As you know, every box that we’ve shipped from the very beginning pings home. We can’t look at any of the traffic that’s going across their network, but we do understand the configuration that the box is at, so it gives us a very strong way of target-selling to that individual customer. And I think we’ve been very successful. Again in Q1, we showed that success with the uptick in the comprehensive security bundle for our TZ family. And also, getting a lot of our GEN 4 customers to convert over to the unified threat management software suite.

Vikram Kaura - C.E. Unterberg, Towbin — Analyst

Thanks, Matt.

Matt Medeiros - SonicWALL Inc. — President, CEO

Thanks, Vikram.

Operator

[OPERATOR INSTRUCTIONS] Next response from Erik Suppiger with Pacific Growth Equities.

Erik Suppiger - Pacific Growth Equities, Inc. — Analyst

Hi, good afternoon. First off, did you give a book-to-bill ratio? It sounded like your pipeline was doing well, can you comment on what happened with backlog?

Matt Medeiros - SonicWALL Inc. — President, CEO

Erik, how are you? We don’t disclose the amount of backlog. It is something we haven’t been doing for quite a few quarters. The pipeline, though, I will tell you, looks good. The early comment is that this looks to be a little bit more normal, from a linearity standpoint, than what it was in Q1.

Erik Suppiger - Pacific Growth Equities, Inc. — Analyst

Any comment on the book-to-bill?

Rob Selvi - SonicWALL Inc. — CFO

We don’t provide book-to-bill data.

Erik Suppiger - Pacific Growth Equities, Inc. — Analyst

Can you comment about the restatements? What happened with over-accruing expenses? And are those expenses now getting pushed into future quarters?

Rob Selvi - SonicWALL Inc. — CFO

No. They all related to 2004 commissions and the 2004 bonus program, so the entire correction treated those accruals for the quarters of 2004.

Erik Suppiger - Pacific Growth Equities, Inc. — Analyst

There wasn’t any shift or push-out of — you reduced the expenses that you recognized — those expenses aren’t going to be recognized at a later point, or anything like that?

Rob Selvi - SonicWALL Inc. — CFO

No. We have a new program for 2005 that’s separate and distinct from the 2004 program. What happened was, we were over-accrued at the end of the year, and we hadn’t adjusted the accrual entry upon knowing, with certainty, exactly what the bonuses were that were going to be paid out under the program. And that was something that needed to be corrected. Then we went back and trued up each quarter, based on information that we had in retrospect, for the accrual amounts for both commissions and the bonus program in each quarter.

Erik Suppiger - Pacific Growth Equities, Inc. — Analyst

It was mostly just within the year, shifting of expenses.

Rob Selvi - SonicWALL Inc. — CFO

That’s completely correct.

Erik Suppiger - Pacific Growth Equities, Inc. — Analyst

And then the — with Sarbanes-Oxley, there was noted weakness in financial controls. Is that resolved at this point?

Rob Selvi - SonicWALL Inc. — CFO

No. The material weakness has not been remediated as of the end of the quarter.

Erik Suppiger - Pacific Growth Equities, Inc. — Analyst

Lastly, taxes, going forward, what should we expect next year?

Rob Selvi - SonicWALL Inc. — CFO

Next year, 2006?

Erik Suppiger - Pacific Growth Equities, Inc. — Analyst

And 2005.

Rob Selvi - SonicWALL Inc. — CFO

I am not going to venture a guess on 2006, right now. The guidance that we gave at the end of last quarter for effective tax rate was about 5%, I think. We probably correct that, somewhat, and say 7% is a more likely accrual amount for taxes.

Erik Suppiger - Pacific Growth Equities, Inc. — Analyst

Very good. Thank you.

Rob Selvi - SonicWALL Inc. — CFO

Thanks, Erik.

Erik Suppiger - Pacific Growth Equities, Inc. — Analyst

Yes.

Operator

[OPERATOR INSTRUCTIONS] Gentlemen, there are no further questions. Do you have any further comments or any closing remarks you’d like to make?

Matt Medeiros - SonicWALL Inc. — President, CEO

No. Once again, I would like to thank our employees, our stakeholders, both customers, partners and shareholders. Thank you very much, Paul.

Operator

You’re welcome, sir. Thank you, ladies and gentlemen for participating in today’s conference. A replay of this call will be available, beginning at approximately 6 p.m. Eastern time today at the Company’s website, or by telephone through May 23rd at 1-800-642-1687 for domestic callers. 706-645-9291 for international callers. The access code for the replay is 6123562. Again, that’s 6123562. Thank you, again.